Exhibit 99.1

News Release

Hilb Rogal & Hobbs Company	Media Contact: Liz Cougot
4951 Lake Brook Drive	Phone: (804) 747-3120
Glen Allen, Virginia 23060-9272	Investor Contact: Carolyn Jones
Phone: (804) 747-3108
Fax: (804) 747-6046

FOR IMMEDIATE RELEASE

April 12, 2005

Hilb Rogal & Hobbs Company Announces Plans for Chief Financial Officer Transition

RICHMOND, VA - Hilb Rogal & Hobbs Company (NYSE: HRH) announced today that Carolyn Jones, senior vice president, chief financial officer and treasurer, has decided to retire from the company following the recruitment and appointment of her successor. She will remain in her current position until her successor is on board, and thereafter will provide support, as needed, for a smooth transition.

Jones joined HRH in 1989 as controller and was promoted to her current role in 1997. “Satisfied that HRH is in strong financial condition and having achieved the goals I set for my career at HRH, the time is right for me to move on to other activities,” Jones said.

“My time at HRH has been rewarding in many ways, not least the opportunity to work closely with talented and dedicated people who are among the best in the industry, for which I am grateful,” Jones added. “Among many highlights during my tenure were the development and execution of two five-year strategic plans, the broadening of our investor base, and the growth in size and responsibilities of HRH’s finance and accounting department.”

“Carolyn’s exemplary insight, integrity and professionalism as CFO will be missed by HRH and its board of directors,” said Martin L. “Mell” Vaughan, III, chairman and chief executive officer. “Her ability to manage and adapt to industry conditions and changing regulations earned the respect and appreciation of her colleagues. Among her many legacies to HRH is Carolyn’s excellent rapport with our investors and lending institutions, which is one we will work hard to preserve into the future. On behalf of our board and our senior management team and employees, I would like to thank Carolyn for her contributions and commitment to HRH.”

Hilb Rogal & Hobbs Company is the seventh largest insurance and risk management intermediary in the U.S. and eighth largest in the world. From offices throughout the U.S. and in London, HRH assists clients in managing risks in property and casualty, employee benefits and many other areas of specialized exposure. The company’s common stock is traded on the New York Stock Exchange, symbol HRH. More information about HRH may be found on the internet at www.hrh.com.

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